EXHIBIT 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

I hereby consent to the incorporation and use in this Annual Report of Daulton Capital, Inc. on Form 10-K of my audit report, dated July 13, 2012, relating to the accompanying balance sheet as of April 30, 2012 and April 30, 2011 and the related statements of operations, stockholders’ equity and cash flows for the years   then ended including the three month periods ended April 30, 2012 and 2011, and for the period from inception (January 8, 2008) to April 30, 2012.

/s/ John Kinross-Kennedy, CPA

John Kinross-Kennedy, CPA

Irvine, California

August 10, 2012